UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 24, 2009

HARRIS & HARRIS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	0-11576	13-3119827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West 57th Street
New York, New York  10019

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (212) 582-0900

Item 1.01.        Entry into a Material Definitive Agreement.

On September 24, 2009, Harris & Harris Group, Inc. (“we” or “us”) entered into a lease agreement with Rosh 1450 Properties LLC (the “Lease”) for approximately 6,900 square feet of office space located at 1450 Broadway, New York, New York.  The lease will commence on the later of January 1, 2010, or when the leasehold improvements are completed.  We plan to use the office space to replace our current offices in New York City, which serve as our corporate headquarters.

The base rent is $36 per square foot with a 2.5% increase per year over the 10 years of the lease, subject to a full abatement of rent for four months and a rent credit for six months throughout the Lease term.  The Lease expires on December 31, 2019.

We have one option to extend the Lease term for a five-year period, provided that we are not in default under the Lease.  Annual rent during the renewal period will equal 95 percent of the fair market value of the leased premises, as determined in accordance with the Lease.

Upon an event of default, the Lease provides that the landlord may terminate the Lease and require us to pay all rent that would have been payable during the remainder of the Lease or until the date the landlord re-enters the premises.

A copy of the lease is filed herewith as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the lease is a summary and is qualified in its entirety by reference to such Exhibit.

Item 9.01.         Financial Statements and Exhibits.

(b)	Exhibits.

Exhibit No.	Description

10.1	Lease, dated September 24, 2009, between Rosh 1450 Properties LLC and Harris & Harris Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2009	HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease, dated September 24, 2009, between Rosh 1450 Properties LLC and Harris & Harris Group, Inc.